Exhibit 10.2

Appendix A

To Award Letter

Granted July 9, 2008 (the “Grant Date”)

Terms and Conditions of

Nonqualified Share Option Award

The nonqualified option (the “Option”) granted to you on the Grant Date by Transocean Inc. (the “Company”) to purchase ordinary shares, par value $0.01 per share, of the Company (“Ordinary Shares”) is subject to the terms and conditions set forth in the Long-Term Incentive Plan of Transocean Inc. (the “Plan”), the enclosed Prospectus for the Plan, any rules and regulations adopted by the Executive Compensation Committee of the Board of Directors (the “Committee”), and any additional terms and conditions set forth in this Appendix A which forms a part of the attached award letter to you (“Award Letter”). Any terms used in the Award Letter have the meanings set forth in the Plan. In the event there is an inconsistency between the terms of the Plan and the Award Letter, the terms of the Plan will control.

1.	Option Price

You may purchase Ordinary Shares covered by the Option for the Option Price stated in your Award Letter.

2.	Term of Option

Your Option expires on the Expiration Date stated in your Award Letter. However, your Option will terminate prior to the Expiration Date as provided in Section 6 of this Appendix A upon the occurrence of one of the events described in that Section. Regardless of the provisions of Section 6, in no event can your Option be exercised after the Expiration Date, except that a vested Option which is outstanding on the date of your death shall remain outstanding and exercisable until the later of (i) one year after your death, or (ii) the Expiration Date.

3.	Earn-out of Option
(a)	Unless it becomes exercisable on an earlier date as provided in Sections 6 and 7 below, your Option will become exercisable in installments as set forth in the Vesting Schedule in your Award Letter.
(b)	The Ordinary Shares covered by each installment will be in addition to the Ordinary Shares which previously became exercisable.
(c)

To the extent your Option has become exercisable, you may exercise the Option as to all or any part of the Ordinary Shares covered by the Option, at any time on or before the date the Option expires or terminates, subject to the restrictions imposed by the Company’s policy on insider trading and the provisions of the Securities Act of 1933 (the “Securities Act”) and the rules and regulations of the Securities and Exchange Commission (the “SEC”).

4.	Exercise of Option

The Company currently utilizes Charles Schwab (“Schwab”) as the broker for outsourcing administration of the Plan, but reserves the right to use another broker. If necessary, this new broker selected by the Company will be substituted for Schwab. It will be necessary for you to open an account with Schwab and you should consult the information provided with this packet. Subject to applicable security law restrictions, the Company may, in its discretion, adopt procedures for the automatic cashless exercise of any outstanding vested Option on the last trading date on or immediately preceding the Expiration Date.

5.	Satisfaction of Option Price
(a)

Payment of Cash or Ordinary Shares. Your Option may be exercised through a cashless exercise with Schwab or by payment in cash (including check, bank draft, money order or wire transfer to Schwab), in Ordinary Shares, or in a combination of cash and Ordinary Shares.

(b)

Payment of Ordinary Shares. The fair market value of any Ordinary Shares tendered as all or part of the Option Price shall be the average of the high and low prices of the Ordinary Shares as reported on the New York Stock Exchange Composite Tape for the date of exercise. The certificates evidencing shares tendered must be duly endorsed or accompanied by appropriate stock powers. Only share certificates issued solely in your name may be tendered in exercise of your Option. Fractional shares may not be tendered in satisfaction of the Option Price; any portion of the Option Price which is in excess of the aggregate fair market value of the number of whole shares tendered must be paid in cash. If a certificate tendered in exercise of the Option evidences more Ordinary Shares than are required pursuant to the immediately preceding sentence for satisfaction of the portion of the Option Price being paid in Ordinary Shares, an appropriate replacement certificate will be issued to you for the number of excess Ordinary Shares.

6.	Termination of Employment
(a)	General. The following rules apply to your Option in the event of your death, disability, retirement, or other termination of employment.
(i)

Death or Disability. If your employment is terminated by reason of death or disability (as determined by the Committee), your Option will become fully vested, and will remain exercisable until the Expiration Date.

(ii)

Convenience of the Company. If your employment is terminated for the convenience of the Company (as determined by the Committee), any vested portion of the Option will remain exercisable until the Expiration Date. Following the termination of your employment for the convenience of the Company, no additional portions of your Option will become exercisable, and your Option will be limited to the number of Ordinary Shares which were vested and which you were entitled to purchase under the Option on the date of the termination of your employment. The portion of the Option that is not vested as of the date of your termination for the convenience of the Company shall be terminated as of the date of termination.

(iii)

Early Retirement. If your employment is terminated by reason of Early Retirement (as defined below), any vested portion of the Option will remain exercisable until the Expiration Date. Following your Early Retirement, no additional portions of your Option will become exercisable, and your Option will be limited to the number of Ordinary Shares which were vested and which you were entitled to purchase under the Option on the date of your Early Retirement. The portion of the Option that is not vested as of the date of your Early Retirement shall be terminated as of that date.

(iv)

Normal Retirement. If your employment is terminated by reason of Normal Retirement (as defined below) on or after July 9, 2009, your Option will continue to vest as set forth in the Vesting Schedule in your Award Letter. If your employment is terminated by reason of Normal Retirement prior to July 9, 2009, no additional portions of your Option will become exercisable, and your Option will be limited to the number of Ordinary Shares which were vested and to which you were entitled to purchase under the Option on the date of your Normal Retirement, and the portion of the Option which is not vested as of your Normal Retirement shall be terminated as of that date. Following your Normal Retirement, any vested portion of the Option will remain exercisable until the Expiration Date.

(v)

Other Termination of Employment. If your employment is terminated for any reason other than death, disability, termination for the convenience of the Company, or Early or Normal Retirement (as those terms are used herein), any vested Option will terminate sixty (60) days after termination of your employment. Following the termination of your employment, no additional portions of your Option will become exercisable, and your Option will be limited to the number of Ordinary Shares which were vested and to which you were entitled to purchase under the Option on the date of the termination of your employment. The portion of the Option which is not vested as of the date of the termination shall be terminated as of the date of termination.

(vi)

Adjustments by the Committee. The Committee may, in its sole discretion, exercised before or after your termination of employment, declare all or any portion of your Option immediately exercisable and/or permit all or any portion of your Option to remain exercisable for such period designated by it after the time when the Option would have otherwise terminated as provided in the applicable portion of this Section 6(a), but not beyond the Expiration Date of your Option.

(b)

Definition of Retirement. “Early Retirement” is defined for the purpose of this Appendix A as termination of employment for any reason other than death or disability after attainment of age 55 with at least 10 years of service. “Normal Retirement” is defined for the purpose of this Appendix A as termination of employment for any reason other than death or disability after attainment of age

65 with at least 5 years of service. If you retire after the age of 55, yet your age and years of service do not lead to an Early Retirement or a Normal Retirement, your termination will be treated as “Other Termination of Employment”, unless designated by the Committee in its discretion as a termination for the “Convenience of the Company”.

(c)

Committee Determinations. The Committee shall have absolute discretion to determine the date and circumstances of termination of your employment, including without limitation whether as a result of death, disability, convenience of the Company, Early or Normal Retirement or any other reason, and its determination shall be final, conclusive and binding upon you.

7.	Change of Control

Notwithstanding the provisions of Sections 3 and 6, upon the occurrence of a Change of Control (as defined in the Plan), at any time after the Grant Date, any Option outstanding at the time of such Change of Control and held by you as an employee of the Company at the time of such Change of Control shall become immediately exercisable and shall remain exercisable for the remainder of the Option term.

8.	Tax Consequences and Withholding
(a)

You should consult the Long-Term Incentive Plan Prospectus for a general summary of the U.S. federal income tax consequences of your Option based on currently applicable provisions of the U.S. Internal Revenue Code (the “Code”) and related regulations. The summary does not discuss state and local tax laws or the laws of any other jurisdiction, which may differ from the U.S. federal tax law. For these reasons, you are urged to consult your own tax advisor regarding the application of the tax laws to your particular situation.

(b)

This Option is not intended to be an incentive stock option, as defined in Section 422 of the Code. No adjustment to the Option pursuant to Section 6.2 of the Plan shall be made in a manner that results in noncompliance with the requirements of Section 409A of the Code, to the extent applicable.

(c)

You must make arrangements satisfactory to the Company to satisfy any applicable U.S. federal, state or local withholding tax liability arising from the grant or exercise of your Option. You can either make a cash payment to Schwab of the required amount or you can elect to satisfy your withholding obligation by having Schwab retain Ordinary Shares having a value equal to the amount of your withholding obligation from the shares otherwise deliverable to you upon the exercise of your Option. You may not elect to have Schwab withhold Ordinary Shares having a value in excess of the minimum statutory withholding tax liability or, if you are serving as an expatriate employee, the “standard deduction” withheld in accordance with the Company’s policies and procedures. If you fail to satisfy your withholding obligation in a time and manner satisfactory to the Company, the Company shall have the right to withhold the required amount from your salary or other amounts payable to you.

(d)	In addition, you must make arrangements satisfactory to the Company to satisfy any applicable withholding tax liability imposed under the laws of any other jurisdiction arising from the grant or exercise of your Option. You may not elect to have Schwab withhold Ordinary Shares having a value in excess of the minimum statutory withholding tax liability or, if you are serving as an expatriate employee, the “standard deduction” withheld in accordance with the Company’s policies and procedures. If you fail to satisfy such withholding obligation in a time and manner satisfactory to the Company, the Company shall have the right to withhold the required amount from your salary or other amounts payable to you.

(e)

In addition to the previous withholding requirements, any award under the Plan is also subject to all applicable withholding policies of the Company as may be in effect from time to time, at the sole discretion of the Company. Without limiting the generality of the foregoing, the Company expressly has the right to withhold or cause to be withheld (whether upon award determination, grant, vesting, exercise of rights or otherwise) any portion of an award (including without limitation any portion of the proceeds of an exercise of any award rights such as, if applicable, a stock option, or any portion of any securities issuable in connection with any award such as, if applicable, the issuance of ordinary shares for deferred units) pursuant to any tax equalization or other plan or policy, as any such policies or plans may be in effect from time to time, irrespective of whether such withholding correlates to the applicable tax withholding requirement with respect to your award. Awards are further subject to any tax and other reporting requirement that may be applicable in any pertinent jurisdiction including any obligation to report awards (whether related to the granting or vesting thereof or exercise of rights thereunder) to any taxing authority or other pertinent third party.

9.	Restrictions on Resale

There are no restrictions imposed by the Plan on the resale of Ordinary Shares acquired under the Plan. However, under the provisions of the Securities Act of 1933 (the “Securities Act”) and the rules and regulations of the Securities and Exchange Commission (the “SEC”), resales of shares acquired under the Plan by certain officers and directors of the Company who may be deemed to be “affiliates” of the Company must be made pursuant to an appropriate effective registration statement filed with the SEC, pursuant to the provisions of Rule 144 issued under the Securities Act, or pursuant to another exemption from registration provided in the Securities Act. At the present time, the Company does not have a currently effective registration statement pursuant to which such resales may be made by affiliates. There are no restrictions imposed by the SEC on the resale of shares acquired under the Plan by persons who are not affiliates of the Company; provided, however, that all employees are subject to the Company’s policies against insider trading, and restrictions on resale may be imposed by the Company from time-to-time as may be necessary under applicable law.

10.	Beneficiary

You may designate a beneficiary to receive your option after your death, and you may change your beneficiary from time to time. Beneficiary designations should be filed with the Administrator of the Long-Term Incentive Plan in the Corporate Human Resources Department. If you fail to designate a beneficiary, the executor or administrator of your estate will be considered your beneficiary in the event of your death.

11.	Effect on Other Benefits

Income recognized by you as a result of exercise of an Option will not be included in the formula for calculating benefits under any of the Company’s retirement and disability plans or any other benefit plans.

If you have any questions regarding your Option or would like to obtain additional information about the Plan or the Committee, please contact the Company’s Director of Compensation & Benefits, P.O. Box 2765, Houston, Texas. Your Award Letter and this Appendix A contain the formal terms and conditions of your award and accordingly should be retained in your files for future reference.